Exhibit 3(i).3

ROSS MILLER
Secretary of State                                        Document Number
206 North Carson Street                                   20090565449-74
Carson City, Nevada 89701-4298                            Filing Date and Time
(775) 684-5708                                            4/22/2009 2:19 PM
Website: www.nvsos.gov                                    Entity Number
                                                          E0112862009-0

                                                          Filed in the office of
    CERTIFICATE OF AMENDMENT                              /s/ Ross Miller
    (PURSUANT TO NRS 78.380)                              Ross Miller
                                                          Secretary of State
                                                          State of Nevada

                                              ABOVE SPACE IS FOR OFFICE USE ONLY

              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
               (Pursuant to NRS 78.380 - Before Issuance of Stock)

1. Name of Corporation:

Ciralight Global, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Articles 3 and 4 are hereby amended to read in their entirely as follows, and new Articles 8,9,10,11 and 12 are added to read in their entirety as follows:

ARTICLE 3.
SHARES OF STOCK

Number and Class. The amount of the total authorized capital stock of this corporation is Sixty Million (60,000,000) shares consisting of Ten Million (10,000,000) shares of preferred stock with a par value of $.001 and Fifty Million (50,000,000) shares of voting common stock with a par value of $.001.

The Board of Directors may issue such shares of preferred stock in one or more series, with such voting (continued on attached pp. 2-3)

3. The undersigned declare that they constitute at least two-thirds of the incorporators [X], or of the board of directors [ ]. (check one box only)

4. Effective date of filing (optional)

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6  Signatures: (If more than two signatures, attach an 81/2" x 11" plain sheet with the additional signatures.)


X /s/ Kevin E. McCann, Esq.                      X
-------------------------------                  -------------------------------
Authorized Signature: Kevin E. McCann, Esq.      Authorized Signature
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powers, designations,  preferences and rights or qualifications,  limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by them.

     NO PREEMPTIVE RIGHTS. Holders of the Common Stock of the corporation shall not have any preference, preemptive right or right of subscription to acquire any shares of the corporation authorized, issued or sold, or to be authorized, issued or sold or to any obligations or shares authorized or issued or to be authorized or issued, and convertible into shares of the corporation, nor to any right of subscription thereto, other than to the extent, if any, the Board of Directors in its discretion, may determine from time to time.

     ASSESSMENT OF SHARES. The Common Stock of the corporation, after the amount of the subscription price has been paid, in money, property or services, as the directors of the corporation shall determine, shall not be subject to assessment to pay the debts of the corporation, nor for any other purposes, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended this particular.

                                    ARTICLE 8
                               PERIOD OF DURATION

     This corporation is to have perpetual existence.

                                    ARTICLE 9
                       DIRECTORS' AND OFFICERS' LIABILITY

     A director or officer of the corporation shall not be personally liable to this corporation or is stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (1) acts or omissions which involve intentional misconduct, fraud or knowing violation of law or (ii) the unlawful payment of dividends. Any repeal or modification of this Article by the stockholders of corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts and omissions prior to such repeal or modification.

                                   ARTICLE 10
                                    INDEMNITY

     Ever person who was or is party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fee, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any Bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

     Without limiting the application of the foregoing, the Board of Directors may adopt Bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada and may cause the corporation to purchase and maintain Insurance on

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behalf of any person who is or was a director or officer of the corporation,  or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

     The indemnification provided in this Article shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefits of the heirs, executors and administrators of such person.

                                   ARTICLE 11
                                   AMENDMENTS

     This corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation or its Bylaws, in the manner now or hereafter prescribed by statue or by these Articles of Incorporation or said Bylaws, and rights conferred upon the stockholders are granted subject to this reservation.

                                   ARTICLE 12
                               POWERS OF DIRECTORS

     In furtherance, and not in limitation of the powers conferred by statue or the corporation's Bylaws, the Board of Directors is expressly authorized:

     1. Subject to the Bylaws, if any are adopted by the stockholders, to make, alter or repeal the Bylaws of corporation;

     2. To authorize and cause to be executed mortgages and liens, with or without limit as to amount, upon the real and personal property of the corporation

     3. To authorize the guaranty by the corporation of securities, evidences of indebtedness and obligations of other persons, corporations and business entities; and

     4. To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purposes and to abolish any such reserve or reserves.


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